EXHIBIT 12

IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,
	2011	2012	2013	2014	2015
Earnings:
Income from Continuing Operations before
Provision (Benefit) for Income Taxes and
Gain on Sale of Real Estate	$348,519	$296,805	$159,871	$223,373	$162,066
Add:
Gain on Sale of Real Estate(1)	3,281	261	1,847	10,512	1,059
Fixed Charges	286,241	326,261	335,637	345,781	344,606
	$638,041	$623,327	$497,355	$579,666	$507,731
Fixed Charges:
Interest Expense, Net	$205,256	$242,599	$254,174	$260,717	$263,871
Interest Portion of Rent Expense	80,985	83,662	81,463	85,064	80,735
	$286,241	$326,261	$335,637	$345,781	$344,606
Ratio of Earnings to Fixed Charges	2.2x	1.9x	1.5x	1.7x	1.5x
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(1)
Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 are $920, $55, $430, $2,205 and $209, respectively.